Lee Enterprises reports strong digital growth in the first quarter

Total Digital Revenue totaled $65M (+17% YOY)
Digital-only subscribers total 564,000 (+25% YOY) with revenue +56% YOY
Amplified Digital® revenue totaled $21M in the fiscal quarter (+45% YOY)
Reaffirms Adjusted EBITDA guidance for fiscal 2023

DAVENPORT, Iowa (March 2, 2023) — Lee Enterprises, Incorporated (NASDAQ: LEE), a digital-first subscription platform providing high quality, trusted, local news, information and a major platform for advertising in 77 markets, today reported preliminary first quarter fiscal 2023 financial results(1) for the period ended December 25, 2022.

“Lee delivered strong first quarter digital growth with consistent execution of our Three Pillar Digital Growth Strategy,” said Kevin Mowbray, President and Chief Executive Officer. “We are pleased with our impressive digital subscription growth and digital subscribers now total 564,000, a 25% increase over the prior year. We are also driving higher rates as revenue from digital subscriptions was up 56% in the quarter. Digital advertising revenue increased 12%, with Amplified Digital revenue growth of 45%.

“We are facing broader economic headwinds, and as a result, we took swift action and implemented significant reductions mainly focused on costs that support our print business. We continue to invest in our digital business and key metrics demonstrate we are well on our way to driving our digital transformation.

“We expect strong fiscal year digital revenue growth combined with the changes we've made to the organization to keep us on track to achieve our overall Adjusted EBITDA(2) guidance for the fiscal year.” Mowbray added.
Key First Quarter Highlights:
•Total operating revenue was $185 million.
•Total Digital Revenue(3) was $65 million, a 17% increase over the prior year, and represented 35% of our total operating revenue.
•Digital-only subscription revenue increased 56% in the first quarter compared to the same quarter last year due to a 25% increase in digital-only subscribers and increases in average rates.
•Digital advertising and marketing services revenue represented 53% of our total advertising revenue and totaled $48 million, a 12% increase over the prior year. Digital marketing services revenue at Amplified Digital® fueled the growth, with quarterly revenue of $21 million, a 45% increase compared to the prior year.
•TownNews rebranded as BLOX Digital, reflecting rapid growth of the leading provider of digital solutions for media organizations and expansion into attractive new markets.
•Digital services revenue, which is predominantly BLOX Digital, totaled $5 million in the quarter. On a standalone basis, revenue at BLOX Digital totaled $8 million, an 18% increase over the prior year.
•Operating expenses totaled $176 million and Cash Costs(2) were down 5%.
•Net income totaled $2 million and Adjusted EBITDA totaled $18 million.

2023 Fiscal Year Outlook:

Total Digital Revenue	$270 million (+13% YOY) - $285 million (+19% YOY)
Digital-only Subscribers	632,000 (+19% YOY)
Adjusted EBITDA	$94 million (-2% YOY) - $100 million (+4% YOY)

Debt and Free Cash Flow:
The Company has $463 million of debt outstanding under our Credit Agreement(4) with BH Finance. The financing has favorable terms including a 25-year maturity, a fixed annual interest rate of 9.0%, no fixed principal payments, and no financial performance covenants.
As of and for the period ended December 25, 2022:
•The principal amount of debt totaled $462.6 million.
•Cash on the balance sheet totaled $18.3 million. Debt, net of cash on the balance sheet, totaled $444.3 million.
•Capital expenditures totaled $1.2 million in the 13 weeks ended December 25, 2022. For 2023, we expect cash paid for capital expenditures to total less than $12 million.
•For 2023, we expect cash paid for income taxes to total between $7 million and $11 million.
•We do not expect any material pension contributions in the fiscal year as our plans are full funded in the aggregate.

Conference Call Information:
As previously announced, we will hold an earnings conference call and audio webcast today at 9 a.m. Central Time. The live webcast will be accessible at www.lee.net and will be available for replay 24 hours later. Analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. To participate in the live conference call via telephone, please register here. Upon registering, a dial-in number and unique PIN will be provided to join the conference call.

About Lee:
Lee Enterprises is a major subscription and advertising platform and a leading provider of local news and information, with daily newspapers, rapidly growing digital products and over 350 weekly and specialty publications serving 77 markets in 26 states. Year to date, Lee's newspapers have average daily circulation of 1.0 million, and our legacy websites, including acquisitions, reach more than 38 million digital unique visitors. Lee's markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on NASDAQ under the symbol LEE. For more information about Lee, please visit www.lee.net.
FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:
•The overall impact the COVID-19 pandemic has on the Company's revenues and costs;
•The long-term or permanent changes the COVID-19 pandemic may have on the publishing industry, which may result in permanent revenue reductions and other risks and uncertainties;
•We may be required to indemnify the previous owners of BH Media or The Buffalo News for unknown legal and other matters that may arise;
•Our ability to manage declining print revenue and circulation subscribers;
•The impact and duration of adverse conditions in certain aspects of the economy affecting our business;
•Changes in advertising and subscription demand;
•Changes in technology that impact our ability to deliver digital advertising;
•Potential changes in newsprint, other commodities and energy costs;
•Interest rates;
•Labor costs;
•Significant cyber security breaches or failure of our information technology systems;
•Our ability to achieve planned expense reductions and realize the expected benefit of our acquisitions;
•Our ability to maintain employee and customer relationships;
•Our ability to manage increased capital costs;
•Our ability to maintain our listing status on NASDAQ;
•Competition; and
•Other risks detailed from time to time in our publicly filed documents.
Any statements that are not statements of historical fact (including statements containing the words "aim", “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Statements regarding our plans, strategies, prospects and expectations regarding our business and industry, including statements regarding the impacts that the COVID-19 pandemic and our responses thereto may have on our future operations, are forward-looking statements. They reflect our expectations, are not guarantees of performance and speak only as of the date the statement is made. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.
Contact:
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended
(Thousands of Dollars, Except Per Common Share Data)	December 25, 2022	December 26, 2021	Percent Change

Operating revenue:
Print advertising revenue	41,836	55,970	(25)%
Digital advertising revenue	47,749	42,784	12%
Advertising and marketing services revenue	89,585	98,754	(9)%
Print subscription revenue	67,370	79,628	(15)%
Digital subscription revenue	12,329	7,891	56%
Subscription revenue	79,699	87,519	(9)%
Print other revenue	11,120	11,385	(2)%
Digital other revenue	4,727	4,624	2%
Other revenue	15,847	16,009	(1)%
Total operating revenue	185,131	202,282	(8)%
Operating expenses:
Compensation	75,446	84,694	(11)%
Newsprint and ink	7,432	7,644	(3)%
Other operating expenses	86,774	85,982	1%
Depreciation and amortization	7,886	9,676	(18)%
Assets gain on sales, impairments and other	(2,563)	(12,274)	(79)%
Restructuring costs and other	646	3,200	(80)%
Total operating expenses	175,621	178,922	(2)%
Equity in earnings of associated companies	1,668	1,754	(5)%
Operating income	11,178	25,114	(55)%
Non-operating income (expense):
Interest expense	(10,408)	(10,663)	(2)%
Curtailment gain	—	1,027	(100)%
Pension and OPEB related benefit (cost) and other, net	1,494	3,072	(51)%
Total non-operating expense, net	(8,914)	(6,564)	36%
Income before income taxes	2,264	18,550	(88)%
Income tax expense	440	5,351	(92)%
Net Income	1,824	13,199	(86)%
Net income attributable to non-controlling interests	(725)	(541)	34%
Income attributable to Lee Enterprises, Incorporated	1,099	12,658	(91)%

Earnings (loss) per common share:
Basic	0.19	2.21	(91)%
Diluted	0.19	2.17	(91)%

DIGITAL / PRINT REVENUE COMPOSITION
(UNAUDITED)

	Three months ended
(Thousands of Dollars)	December 25, 2022	December 26, 2021

Digital Advertising and Marketing Services Revenue	47,749	42,784
Digital Only Subscription Revenue	12,329	7,891
Digital Services Revenue	4,727	4,624
Total Digital Revenue	64,805	55,299
Print Advertising Revenue	41,836	55,970
Print Subscription Revenue	67,370	79,628
Other Print Revenue	11,120	11,385
Total Print Revenue	120,326	146,983
Total Operating Revenue	185,131	202,282
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
The table below reconciles the non-GAAP financial performance measure of Adjusted EBITDA to net income, its most directly comparable GAAP measure:

	Three months ended
(Thousands of Dollars)	December 25, 2022	December 26, 2021

Net income	1,824	13,199
Adjusted to exclude
Income tax expense	440	5,351
Non-operating expenses, net	8,914	6,564
Equity in earnings of TNI and MNI	(1,668)	(1,754)
Depreciation and amortization	7,886	9,676
Restructuring costs and other	646	3,200
Assets gain on sales, impairments and other, net	(2,563)	(12,274)
Stock compensation	349	186
Add:
Ownership share of TNI(5) and MNI EBITDA(5) (50%)	1,791	1,939
Adjusted EBITDA	17,619	26,087

The table below reconciles the non-GAAP financial performance measure of Cash Costs to Operating expenses, the most directly comparable GAAP measure:

	Three months ended
(Thousands of Dollars)	December 25, 2022	December 26, 2021

Operating expenses	175,621	178,922
Adjustments
Depreciation and amortization	7,886	9,676
Assets gain on sales, impairments and other, net	(2,563)	(12,274)
Restructuring costs and other	646	3,200
Cash Costs	169,652	178,320

NOTES
(1)This earnings release is a preliminary report of results for the periods included. The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.
(2)The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one-time transactions. Adjusted EBITDA is a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus non-operating expenses, income tax expense, depreciation and amortization, assets loss (gain) on sales, impairments and other, restructuring costs and other, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI.
•Cash Costs represent a non-GAAP financial performance measure of operating expenses which are measured on an accrual basis and settled in cash. This measure is useful to investors in understanding the components of the Company’s cash-settled operating costs. Periodically, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs are defined as compensation, newsprint and ink and other operating expenses. Depreciation and amortization, assets loss (gain) on sales, impairments and other, other non-cash operating expenses and other expenses are excluded. Cash Costs also exclude restructuring costs and other, which are typically paid in cash.
(3)Total Digital Revenue in the prior year was reclassified to conform to the current year presentation. Total Digital Revenue is defined as digital advertising and marketing services revenue (including Amplified Digital®), digital-only subscription revenue and digital services revenue. Previously other digital subscription revenue was included. All periods have been restated for the reclassification.
(4)The Company's debt is the $576 million term loan under a credit agreement with BH Finance LLC dated January 29, 2020 (the "Credit Agreement"). Excess Cash Flow is defined under the Credit Agreement as any cash greater than $20,000,000 on the balance sheet in accordance with GAAP at the end of each fiscal quarter, beginning with the quarter ending June 28, 2020.
(5)TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.